Exhibit 10.76

EMPLOYMENT AGREEMENT

The following are the terms of the employment agreement between E. Jamie Schloss (hereafter “Executive”), or his designated corporation which controls his services (the “Schloss Corp” or his “designee”), with a mailing address at 990 Highland Drive, Suite 206, Solana Beach, CA 92075 and Surge Global Energy, Inc., a Delaware corporation (hereafter “Company”), with a mailing address at 990 Highland Drive, Suite 206, Solana Beach, CA 92075.

1.           TERM:  June 17, 2008 to April 30, 2010 guaranteed except as provided herein.

2.            TITLE: President and Chief Executive Officer.

3.           BASE COMPENSATION:  Initial salary for period June 17 through December 31, 2008 at the rate of $9,500 per month. Thereafter, an increase to $10,500 per month until June 30, 2009, then $11,500.00 per month until April 30, 2010, of which 50% will be allocated to Peace Oil Corp. or another Surge subsidiary. Executive will also serve as CEO of Peace Oil Corp. and Cold Flow Energy, ULC and all other Canadian subsidiaries at no additional compensation. Executive shall also receive payment for services rendered prior to the execution of this agreement for the periods May 1, 2008 through June 16, 2008 (the “Pre-Employment Contract Period”) at the rate of $9,500 per month.

4.           FRINGE BENEFITS: Company to pay normal payroll taxes directly or reimburse for actual payroll tax amounts owed. Company will also pay Executive’s out of pocket health, dental, vision, and long term care insurance premiums, prescription drug plan, actual out of pocket medical, dental & drugs, not to exceed $1,500 per month in total for medical plans & expenses.

5.           OTHER EXPENSES: Company to reimburse Executive’s normal travel and related expenses while away from Executive’s base of operations which are now Palm Desert, CA for about 10 months of the year and Lexington KY for about 2 months of the year. Company to pay actual out of pocket expenses at Executive’s home for supplies, telephones, cell phone, Internet, and related expenses attributable to Company business commencing from February 11, 2008. Executive will supply all his current furniture & equipment, including without limitation, such things as computers, printers, Fax machines, and telephones at no cost to the Company, but the Company agrees to pay all repairs and maintenance of said items and replace any item which fails or becomes inadequate or obsolete during the term of employment. If Executive relocates to Solana Beach area at Company’s request, Company will pay reasonable actual and relocation costs.

6.           CAR ALLOWANCE: Company to pay a car allowance of $750.00 per month for the entire term of the contract and Pre-Employment Contract Period beginning May 1, 2008 and related automobile out of pocket costs for business use.

7.           TAX RETURNS: As interim CFO (which employee is not being paid anything now in addition to CEO duties), employee will prepare and file the company's U.S. Federal and State Tax returns and review prior filings on his own time. For prior period returns, already drafted but not complete, the fee will be $850.00 Federal and $350.00 State. For new returns, commencing 2007 and subsequent years, the fee will be $2,500.00 Federal and $500.00 State. Canadian income tax returns will be prepared by KPMG or another accounting firm in Canada which Executive will review at no additional compensation.

8.           VACATION & PAID TIME OFF: Eighteen days per year paid time off (PTO), accrued on a monthly basis, for each month worked commencing from February 11, 2008.

9.            STOCK OPTIONS: Employee will receive additional stock options as approved by the compensation committee based on a performance review at December, 2008 and at December, 2009.

10.           INDEMNIFICATION.  The Company shall provide to Schloss to the full extent provided for under the laws of the Company’s state of incorporation and the Company’s Certificate of Incorporation and Bylaws, indemnification for any claim or lawsuit which may be asserted against Schloss when acting in such capacity for the Company and/or any subsidiary or affiliated business.  The Company shall use reasonable best efforts to include Schloss as an insured under all applicable directors’ and officers’ liability insurance policies maintained by the Company, and any other subsidiary or affiliated business. The PROVISIONS OF THIS PARAGRAPH SHALL APPLY DURING THE TERM OF THIS AGREEMENT AND FOR A PERIOD OF SIX YEARS THEREAFTER NOTWITHSTANDING THE TERMINATION OF THIS AGREEMENT OR ANY OTHER PROVISION HEREIN.

11.           TERMINATION.

 (a)           Termination by the Company with Cause.  Notwithstanding the terms of this Agreement, Company may only terminate this Agreement for cause (“Cause”) in the event (i) of Schloss’ commission of an act involving fraud, embezzlement, or theft against the property or personnel of Company, or (ii) Schloss shall be convicted of, or plead nolo contendre to a felony or engages in other criminal conduct that could reasonably be expected to have a material adverse affect on the business, assets, properties, prospects, results of operations or financial condition of Company.  In the event this Agreement is terminated pursuant to this Section 11(a), Schloss’ Base Salary and  all benefits under this Agreement shall terminate immediately upon such discharge, and Company shall have no further obligations to Schloss except for payment and reimbursement for any monies due which right to payment or reimbursement accrued prior to such termination.

(b)           Death or Disability.  The Company may terminate this Agreement upon the disability or death of Schloss by giving written notice to Schloss.  In the case of disability, such termination will become effective immediately upon the giving of such notice unless otherwise specified by the Company.  For purposes of this Section 11(b), “disability” shall mean that for a period of more than six consecutive months in any 12-month period Schloss is unable to perform the essential functions of his position because of physical, mental or emotional incapacity resulting from injury, sickness or disease.  Upon any such termination, the Company shall be relieved of all its obligations under this Agreement, except for payment of the Schloss Base Salary and unpaid PTO and other benefits through the effective date of termination.  Nothing in this provision is intended to violate state or federal laws.

(c)           Termination by Schloss.  Schloss may terminate this Agreement at any time by giving three months’ prior written notice to the Company.  The Company shall be relieved of all of its obligations under this Agreement, except for payment of the Schloss Base Salary and any unpaid benefits paid through the termination date.

12.           COMPANY AUTHORITY RELATIVE TO THIS AGREEMENT.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated by it. The Company has duly validly executed and delivered this Agreement and it is a valid and binding Agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

13.           NOTICES. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section.

14.           WAIVERS.  No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

15.           PRESERVATION OF INTENT.  Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Company and Schloss agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

16.           ENTIRE AGREEMENT.  This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement. This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

17.           INUREMENT; ASSIGNMENT.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company or to the business of Company, subject to the provisions hereof.  Neither this Agreement nor any rights or obligations of Schloss hereunder shall be transferable or assignable by Schloss.

18.           HEADINGS.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19.           COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

20.           GOVERNING LAW.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of California, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and exclusive jurisdiction of the federal and state courts located in the State of California, County of San Diego.  THE PARTIES HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS EMPLOYMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN IT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY TO IT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AGREED AND ACCEPTED THIS 17TH DAY OF JUNE, 2008.

Surge Global Energy, Inc.

/s/ E. Jamie Schloss	By: /s/ Daniel Levinson
E. Jamie Schloss	Daniel Levinson, as Attorney for Surge
and authorized by the Board of Directors